UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

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Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Shutterfly, Inc.
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On May 22, 2015, Shutterfly, Inc. issued the following press release.

Shutterfly Proposes Universal Proxy Card for 2015 Annual Meeting

Shutterfly Commits to Expand the Shutterfly Board to Appoint Mario Cibelli and a Second, Mutually Acceptable Nominee

Company Issues Open Letter to Stockholders

REDWOOD CITY, Calif.--Shutterfly Inc. (NASDAQ: SFLY) today issued an open letter to Shutterfly stockholders in connection with its 2015 Annual Meeting of Stockholders, scheduled for June 12, 2015.

The full text of the letter follows:

May 22, 2015

Dear Fellow Shutterfly Stockholder:

Shutterfly’s 2015 Annual Meeting, scheduled for June 12, 2015, is fast approaching. As you know, Marathon Partners L.P., a 5.4% minority stockholder, is seeking to replace all three Class III members of the Shutterfly Board up for election at the Annual Meeting, including Shutterfly’s Chief Executive Officer, Jeffrey T. Housenbold.

We believe that the availability of a universal proxy card is in the best interest of all Shutterfly stockholders.

In an effort to adhere to the highest standards of corporate governance and in order to provide you, our stockholders, with flexibility, simplicity and clarity regarding your vote, Shutterfly is proposing to make available a universal proxy card for the Annual Meeting. This would allow stockholders to choose from all identified director candidates, including all three of Shutterfly’s nominees and all three candidates nominated by Marathon Partners, on a single proxy card.

Without a universal proxy card, it will be difficult for a stockholder to cast votes for some of Shutterfly’s nominees and for some of Marathon Partners’ nominees. To ensure an effective split vote, a stockholder or its duly authorized representative should attend the Annual Meeting in person. Otherwise, if a stockholder returns both a white proxy card voting for some of the Shutterfly nominees and a blue proxy card voting for some of the Marathon Partners nominees, then whichever card is dated later will automatically revoke all previously dated proxy cards, and if the proxy cards are dated and sent at the same time, they will each revoke the other, thereby nullifying the stockholder’s vote entirely.

In order for Shutterfly to make available a universal proxy card, Shutterfly would need permission from Marathon Partners’ director nominees, which must be granted expeditiously in order to make the requisite arrangements prior to the Annual Meeting. If we do not receive such permission from Marathon Partners’ director nominees by Tuesday, May 26, 2015 at 12:00 PM (Pacific Time), we will assume that such permission has not been granted.

Shutterfly agrees to expand the Shutterfly Board to appoint Mario Cibelli and a second, mutually acceptable nominee.

Regardless of whether Marathon Partners grants permission to make available a universal proxy card, the Shutterfly Board encourages Shutterfly stockholders to vote for all of Shutterfly’s nominees. Additionally, the Shutterfly Board commits to take the following actions immediately after the Annual Meeting if none of the Marathon Partners nominees are elected to the Shutterfly Board:

•	Appoint Mario Cibelli, Managing Member of Marathon Partners, to the Shutterfly Board and invite him to serve as a member of any Board committee; and

•	Work with Marathon Partners to identify and add another mutually acceptable candidate to the Shutterfly Board within six months.

By making the changes outlined above, Shutterfly would therefore commit to expanding the Board of Directors by two seats.

We want to take this opportunity to reiterate that Shutterfly’s actions to date demonstrate openness to a productive dialog with Marathon Partners. Shutterfly has been, and remains, open to the ideas of its stockholders and has attempted to work constructively with Marathon Partners to reach a reasonable resolution in order to avoid a costly and distracting proxy contest. The commitment of the Shutterfly Board stated in this letter reiterates a proposal Shutterfly previously offered to Marathon Partners to add two new members to the Shutterfly Board in order to avoid an expensive and distracting proxy contest. The Shutterfly Board remains open to reaching a mutual agreement with Marathon Partners that would end this proxy contest for the benefit of all Shutterfly stockholders.

The Shutterfly Board is committed to acting in the best interests of stockholders and delivering value both now and over the long-term.

Your vote at this year’s annual meeting is extremely important, and the Shutterfly Board unanimously recommends that you vote “FOR” each of Shutterfly’s three director nominees: Jeffrey T. Housenbold, Stephen J. Killeen and James N. White.

We thank you for all your continued support.

Sincerely,

Philip Marineau	Jeffrey T. Housenbold
Chairman	President and Chief Executive Officer

If you have questions or need assistance voting your shares please contact:

105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885

About Shutterfly, Inc.

Shutterfly, Inc. is the leading manufacturer and digital retailer of high-quality personalized products and services offered through a family of lifestyle brands. Founded in 1999, the Shutterfly, Inc. family of brands includes Shutterfly, where your photos come to life in photo books, cards and gifts; Tiny Prints, premium cards and stationery for all life's occasions; Wedding Paper Divas, wedding invitations and stationery for every step of the planning process; MyPublisher, one of the pioneers in the photo book industry and creator of easy-to-use photo book-making software; ThisLife, a private, cloud-based solution that makes it easy for consumers to find, share and enjoy their photos and videos, all in one place; and BorrowLenses, the premier online marketplace for photographic and video equipment rentals. For more information about Shutterfly, Inc. (NASDAQ:SFLY), visit www.shutterflyinc.com.

Shutterfly Inc.
Media Relations:
Gretchen Sloan, 650-610-5276
gsloan@shutterfly.com
or
Investor Relations:
Jeff Majtyka, 646-759-3635
jmajtyka@shutterfly.com
or
Joele Frank, Wilkinson Brimmer Katcher
Eric Brielmann / Jed Repko
415-869-3950